EXHIBIT 4.4
                  NON-EMPLOYEE DIRECTOR STOCK OPTION AGREEMENT


          BY THIS STOCK OPTION AGREEMENT ("Agreement") made and entered into this _____ day of ________________, 199_ ("Grant Date"), WAVETECH, INC., a New
Jersey corporation (the "Company"), and __________________, a non-employee director of the Company (the "Optionee") hereby state, confirm, represent, warrant and agree as follows:

                                        I

                                    RECITALS

          1.1 The Company, through its Board of Directors (the "Board"), has determined that in order to attract and retain the best available personnel to serve as members of the Board of Directors, it must offer compensation that provides Directors of the Company an opportunity to participate financially in the success of the Company by developing an equity interest in the Company.

          1.2 The Company adopted the 1997 Stock Incentive Plan (the "Plan"), effective on January 31, 1997.

          1.3 By this Agreement, the Company and the Optionee desire to establish the terms upon which the Company is willing to grant to the Optionee, and upon which the Optionee is willing to accept from the Company, an option to purchase shares of common stock, $.001 par value, of the Company ("Common Stock").

                                       II

                                   AGREEMENTS

          2.1 Grant of Non-Statutory Stock Option. Subject to the terms and conditions hereinafter set forth and those provisions set forth in the Plan, the Company grants as of the date set forth above to the Optionee the right and option (the "Option") to purchase from the Company all or any part of an aggregate number of ten thousand (10,000) shares of Common Stock, authorized but unissued or, at the option of the Company, treasury stock if available (the "Optioned Shares").

          2.2 Exercise of Option. Subject to the terms and conditions of this Agreement and those of the Plan, the Option may be exercised only by completing and signing a written notice in substantially the following form:

               I hereby exercise the Option granted to me by WAVETECH, Inc. and elect to purchase _______________ shares of Common Stock of WAVETECH, Inc. for the purchase price to be determined under Paragraph 2.3 of this Stock Option Agreement.

          2.3 Purchase Price. The price to be paid for the Optioned Shares (the "Purchase Price") shall be a $__________ per share.


          2.4 Payment of Purchase Price. Payment of the Purchase Price may be made as follows:

               (a) In United States dollars in cash or by check, bank draft or money order payable to the Company; or

               (b) At the discretion of the Board, through the delivery of shares of Common Stock with an aggregate fair market value at the date of such delivery, equal to the Purchase Price; or

               (c) By a combination of both (a) and (b) above; or

               (d) Pursuant to financial assistance which may be provided by the Company upon Board approval as set forth in Section 8(c) of the Plan.

               The Board shall determine acceptable methods for tendering Common Stock as payment upon exercise of an Option and may impose such limitations and conditions on the use of Common Stock to exercise an Option as it deems appropriate.

          2.5 Exercisability of Option. Subject to the provisions of Paragraph 2.6, and except as otherwise provided in Paragraph 2.8, the Option may be exercised by the Optionee in whole or in part from time to time, but only in accordance with the following schedule:

                                           Cumulative Percentage of
Elapsed Number of Years                 Shares Subject To Options As To
   After Grant Date                      Which Option May be Exercised
   ----------------                      -----------------------------
     One (1) year                                    100%

An Option may not be exercised for a fraction of a share. For purposes of the foregoing schedule, a year is measured from the grant date to the anniversary of the grant date; provided, however, that the Option will vest as set forth in this Section 2.5 only if the Optionee continues to serve as a Director until the next annual meeting of shareholders following the grant of the Option.

          2.6 Termination of Option. Except as otherwise provided in Section 2.8 hereof, the Option, to the extent not heretofore exercised, shall terminate sixty (60) days after the Optionee ceases to serve as a Director for any reason (other than death or disability), provided, that the Optionee may exercise the Option during such sixty (60) day period only as to such shares which were exercisable in accordance with Section 2.5 hereof on or prior to 5:00 p.m. on the last date which the Optionee served as a Director.

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
               (a) Should the Optionee cease to serve as a Board member for any reason (other than death or permanent disability) while holding one or more Options under this Agreement, then the Optionee shall have a sixmonth period following the date of such cessation of Board service in which to exercise each such Option for any or all of the Option Shares in which the Optionee is vested at the time of such cessation of Board service. Each such Option shall immediately terminate and cease to remain outstanding, at the time of such cessation of Board service, with respect to any Options in which the Optionee is not otherwise at that time vested.

               (b) Should the Optionee die within six months after cessation of Board service, then any Option held by the Optionee at the time of death may subsequently be exercised, for any or all of the underlying shares in which the Optionee is vested at the time of his or her cessation of Board service (less any Option Shares subsequently purchased by the Optionee prior to death), by the personal representative of the Optionee's estate or by the person or persons to whom the Option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution. The right to exercise each such Option shall lapse upon the expiration of the 12 month period measured from the date of the Optionee's death.

               (c) Should the Optionee die or become permanently disabled while serving as a Board member, then the Common Stock at the time subject to the Option shall immediately vest in full, and the Optionee (or the representative of the Optionee's estate or the person or persons to whom the option is transferred upon the Optionee's death) shall have a 12 month period following the date of the Optionee's cessation of Board service in which to exercise such Option for any or all of those vested Common Stock.

          2.7 Adjustments. In the event of any stock split, reverse stock split, stock divided, combination or reclassification of shares of Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, the number and kind of Optioned Shares (including any Option outstanding after termination of employment or death) and the Purchase Price per share shall be proportionately and appropriately adjusted without any change in the aggregate Purchase Price to be paid therefor upon exercise of the Option. The determination by the Board as to the terms of any of the foregoing adjustments shall be conclusive and binding.

          2.8 Transferability of Option. During the lifetime of the Optionee, each Option grant shall be exercisable only by the Optionee and shall not be assignable or transferable by the Optionee other than by a transfer effected by will or by the laws of descent and distribution following the Optionee's death.

          2.9 Acceleration of Vesting. In the event of any Corporate Transaction or Change of Control of the Company (each as defined in the Plan), the Common Stock at the time subject to each outstanding Option but not otherwise vested shall automatically vest in full, so that each such Option shall, immediately prior to the effective date of such Corporate Transaction or Change of Control, become fully exercisable for all of the Common Shares at the time subject to that Option and may be exercised for all or any portion of those shares as fully vested Common Stock. Each such Option shall remain so exercisable for all the Option Shares following the Corporate Transaction or Change of Control until the expiration or sooner termination of the Option term. Nothing in this Section 2.9 shall in any way affect the right of the Company to adjust, reclassify, reorganize or to otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or a part of its business or assets.

          2.10 Notices. Any notice to be given under the terms of the Agreement ("Notice") shall be addressed to the Company in care of its Chief Financial Officer at 5210 East Wiliams Circle, Suite 200, Tucson, Arizona 85711 or at its then current corporate headquarters. Notice to be given to the Optionee shall be addressed to him or her at his or her then current residential address as appearing on the payroll records or as otherwise provided to the Company. Notice shall be deemed duly given when enclosed in a properly sealed envelope and deposited by certified mail, return receipt requested, in a post office or branch post office regularly maintained by the United States Government.

          2.11 Optionee Not A Shareholder. The Optionee shall not be deemed for any purposes to be a shareholder of the Company with respect to any of the Optioned Shares except to the extent that the Option herein granted shall have been exercised with respect thereto and a stock certificate issued therefor.

          2.12 Disputes or Disagreements. As a condition of the granting of the Option herein granted, the Optionee agrees, for himself and his personal representatives, that any disputes or disagreement which may arise under or as a result of or pursuant to this Agreement shall be determined by the Board in its sole discretion, and that any interpretation by the Board of the terms of this Agreement shall be final, binding and conclusive.

          IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer, and the Optionee has hereunto affixed his or her signature.

                                            WAVETECH, INC.,
                                            a New Jersey corporation


                                            By
                                              ----------------------------------
                                              Gerald I. Quinn, President

                                              ----------------------------------
                                                                       "COMPANY"


                                              ----------------------------------
                                               *                      "OPTIONEE"


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